Yield10 Bioscience Announces First Quarter 2021 Financial Results
Management will host a conference call today at 4:30 p.m. (ET) to review financial results and provide a corporate update
WOBURN, Mass. - May 11, 2021 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company, today reported financial results for the three months ended March 31, 2021.

"We remain solidly on track for progressing our technical and business plans to support a specialty products business based on our Camelina platform," said Oliver Peoples, Ph.D., president and chief executive officer of Yield10 Bioscience. "During 2021, we will scale-up seed production of certain new Camelina varieties as well as evaluate our novel yield traits in multi-site field trials conducted in the U.S. and Canada. We are also creating strong option value for our performance traits discovered using our GRAIN platform by providing access to our novel trait discoveries through research license agreements to leading seed companies by enabling them to evaluate our traits in the major commercial crops.

"We have commenced scale-up of seed production for our new Camelina varieties, a step required for early commercial-scale planting and for producing nutritional oils and meal for sampling to prospective customers. Scale-up of two of our best prototype PHA bioplastic lines is ongoing in parallel with the development of commercial quality PHA bioplastic lines with the goal of increasing PHA content in the seed. We plan to use PHA Camelina seed from this year’s harvest for larger scale field work in 2022 as well as for initial product evaluation. Permitting for field testing of our regulated traits is substantially complete and we expect planting to be completed in the second quarter.

"Under our collaboration with Rothamsted Research, we are well-positioned with an exclusive option to commercialize advanced omega-3 (DHA+EPA) oil technology developed as a sustainable solution for the aquaculture feed market. In the first quarter, the U.S. Patent and Trademark Office granted to Rothamsted the first patent covering the co-production of omega-3 components DHA and EPA in Camelina. We have ramped up our business development efforts on this technology with a focus on the South American market including establishing agreements with a seed service provider for evaluation of multiple Camelina varieties in Argentina. Planning and business development activities are also underway in Chile aimed at establishing relationships with growers and oilseed crushers as part of our regulatory activities working toward the approval of Camelina oil and meal in aquaculture feed. The Chilean salmon feed industry is our initial target market for the Camelina omega-3 (DHA+EPA) oil product. In 2021, as we chart a regulatory path forward for commercialization of omega-3 oil and meal, Rothamsted will conduct additional development and seed scale-up activities with its lead Camelina line, pending the lifting of certain COVID restrictions in the U.K.

"We also strengthened our balance sheet in early 2021 which we anticipate will support the achievement of milestones and other advancements in the coming quarters as we execute against our core business strategy of utilizing Camelina as a platform crop to produce fuel, food and PHA bioplastic,” said Dr. Peoples.

Recent Accomplishments
•Yield10 engaged a leading seed company to perform seed scale-up of three Camelina lines: E3902, a CRISPR edited high oil line; DH12, a doubled haploid elite line; and a disease resistant elite line. Seed scale-up of these lines is expected to enable future planting at the 100-to-1000 acre scale for subsequent larger scale planting and for producing oil and meal for customer sampling.
•Yield10 began planting for its 2021 field trial program to evaluate several seed yield and oil content traits. In addition, the Company will conduct field trials and seed scale-up of two PHA containing Camelina lines. Planting is expected to be completed in the second quarter.
•In the first quarter, the first U.S. patent (U.S. Patent No. 10,881,631) covering the co-production of the omega-3 fatty acids DHA and EPA in Camelina was granted to Rothamsted Research Ltd.
•In April 2021, USDA-APHIS confirmed that new Camelina lines that had been CRISPR edited in the C3007 (BadC) gene are exempt from regulation under 7 CFR part 340. This clearance was obtained by Yield10 under the SECURE Rule, a new regulatory framework in the U.S. for regulating crops. In the first quarter, a U.S. patent (U.S. Patent No. 10,883,113) was granted to the University of Missouri covering modifications to C3007 genes to increase oil content in oilseed crops. Yield10 has an exclusive license to this technology.
COVID-19 Impact on Operations. The Company has implemented business continuity plans to address the COVID-19 pandemic and minimize disruptions to ongoing operations. To date, despite the pandemic, we have been able to move forward with the operational steps required to execute our

2021 field trials in Canada and the United States. However, it is possible that any potential future closures of our research facilities, should they continue for an extended time period, could adversely impact our anticipated time frames for evaluating and/or reporting data from our field trials and other work we plan to accomplish during 2021 and beyond.
FIRST QUARTER 2021 FINANCIAL OVERVIEW
Cash Position
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
Yield10 ended the first quarter of 2021 with $22.7 million in unrestricted cash and investments; a net increase of $13.0 million over unrestricted cash and investments of $9.7 million as of December 31, 2020. During the three months ended March 31, 2021, the Company raised $12.7 million, before offering costs of $0.7 million, from an underwritten public offering of 1,040,000 shares of common stock and received additional cash proceeds of $3.9 million from investors who exercised 481,973 warrants issued in the Company's November 2019 securities offering. Net cash used by operating activities during the first quarter of 2021 was $2.6 million compared to $2.3 million used in the first quarter of 2020. The Company continues to estimate total net cash usage during the full year 2021 within a range of $10.0 - $11.0 million.
The Company's present capital resources are expected to fund its planned operations into the first quarter of 2023. Yield10's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Operating Results
Grant revenue for the first quarter of 2021 and first quarter of 2020 were consistent at $0.2 million for both periods. Research and development expenses decreased $0.2 million from $1.5 million in the first quarter of 2020 to $1.3 million in the first quarter of 2021. The decrease was primarily the result of reductions in facility related expense stemming from the elimination of excess space in the Company's Woburn, Massachusetts facility. General and administrative expenses remained at $1.4 million during the first quarters of 2021 and 2020.
Yield10 reported a loss from operations of $2.6 million for the first quarter ended March 31, 2021 compared to a loss from operations of $2.7 million for the same quarter of 2020. The Company reported a total net loss after income taxes of $2.6 million, or $0.60 per share, for the three months ended March 31, 2021, in comparison to a total net loss after income taxes of $3.6 million, or $2.12 per share, for the three months ended March 31, 2020.
Conference Call Information
Yield10 Bioscience management will host a conference call at 4:30 p.m. (ET) today to discuss the first quarter 2021 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13718656. The replay will be available until May 25, 2021. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company that is using its differentiated trait gene discovery platform, the “Trait Factory”, to develop improved Camelina varieties for the production of proprietary seed products, and to discover high value genetic traits for the agriculture and food industries. Our goals are to efficiently establish a high value seed products business based on developing superior varieties of Camelina for the production of feedstock oils, nutritional oils, and PHA bioplastics, and to license our yield traits to major seed companies for commercialization in major row crops, including corn, soybean and canola. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com, or follow the Company on Twitter, Facebook and LinkedIn. (YTEN-E)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, expectations related to research and development activities, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the planting and the outcomes of 2021 field tests and seed scale-up activities, the signing of research licenses and collaborations, including whether the objectives of those collaborations will be met, whether the Company will be able to generate proof points for traits in development and advance business discussions around its Camelina business plan, the potential impact on operations of the COVID-19 pandemic, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue:
Grant revenue	$196	$179
Total revenue	196	179

Expenses:
Research and development	1,316	1,460
General and administrative	1,432	1,387
Total expenses	2,748	2,847
Loss from operations	(2,552)	(2,668)

Other income (expense):
Change in fair value of warrants	—	(957)
Other income (expense), net	(1)	33
Total other income (expense)	(1)	(924)
Net loss before income tax expense	(2,553)	(3,592)
Income tax expense	(8)	(8)
Net loss	$(2,561)	$(3,600)

Basic and diluted net loss per share	$(0.60)	$(2.12)

Number of shares used in per share calculations:
Basic and diluted	4,296,129	1,697,125

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$18,582	$3,423
Short-term investments	3,262	6,279
Accounts receivable	39	86
Unbilled receivables	120	27
Prepaid expenses and other current assets	527	527
Total current assets	22,530	10,342
Long-term investments	886	—
Restricted cash	264	264
Property and equipment, net	968	921
Right-of-use assets	2,625	2,712
Other assets	295	283
Total assets	$27,568	$14,522

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$111	$60
Accrued expenses	840	1,297
Lease liabilities	470	457
Total current liabilities	1,421	1,814
Lease liabilities, net of current portion	3,041	3,163
Other long-term liabilities	12	13
Total liabilities	4,474	4,990
Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at March 31, 2021 and December 31, 2020; 4,865,335 and 3,334,048 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	49	33
Additional paid-in capital	400,865	384,758
Accumulated other comprehensive loss	(159)	(159)
Accumulated deficit	(377,661)	(375,100)
Total stockholders’ equity	23,094	9,532
Total liabilities and stockholders’ equity	$27,568	$14,522

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(2,561)	$(3,600)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	54	48
Change in fair value of warrants	—	957
Loss on disposal of fixed assets	—	206
Charge for 401(k) company common stock match	44	42
Stock-based compensation	324	137
Non-cash lease expense	87	151
Deferred income tax provision	6	30
Changes in operating assets and liabilities:
Accounts receivable	47	18
Unbilled receivables	(93)	(105)
Prepaid expenses and other assets	(6)	(69)
Accounts payable	51	(144)
Accrued expenses	(480)	259
Lease liabilities	(109)	(236)
Other liabilities	(1)	18
Net cash used for operating activities	(2,637)	(2,288)

Cash flows from investing activities
Purchase of property and equipment	(101)	(42)
Proceeds from sale of property and equipment	—	10
Purchase of investments	(869)	(503)
Proceeds from the maturity of short-term investments	3,000	750
Net cash provided by investing activities	2,030	215

Cash flows from financing activities
Proceeds from warrants exercised	3,856	928
Proceeds from public offering, net of issuance costs	11,993	—
Taxes paid on employees' behalf related to vesting of stock awards	(83)	—
Net cash provided by financing activities	15,766	928

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(55)

Net decrease in cash, cash equivalents and restricted cash	15,159	(1,200)
Cash, cash equivalents and restricted cash at beginning of period	3,687	5,749
Cash, cash equivalents and restricted cash at end of period	$18,846	$4,549